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                                                                     Exhibit 4.4

DEUTSCHE BANK GLOBAL PARTNERSHIP PLAN
PERFORMANCE OPTIONS AND PARTNERSHIP APPRECIATION RIGHTS
PLAN RULES

1.   PURPOSE

The Purpose of the DB Global Partnership Plan is to aid Deutsche Bank in securing and retaining key employees of the firm and to motivate these employees to exert their best efforts on behalf of the Bank and its subsidiaries. In addition, the Bank will benefit from the added interest the respective Participants will have in the welfare of the Bank as a result of their increased interest in Deutsche Bank stock.

2.   DEFINITIONS

2.1 For the purposes of the Plan, the following terms shall have the meanings indicated:

"Award" means the award of any or all Performance Options and PARs made pursuant to this Plan.

"Award Date" means the date on which an Award is made, as shown on the Award Statement.

"Award Statement" means the statement entitled "Award Statement", issued to a Participant under this Plan, advising the Participant of, among other things, the number of Performance Options and/or PARs awarded and the Vesting Date(s) of such Award.

"Cause" means the termination of the Participant's employment by DB for (i) any act or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of the Participant's employment; (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not affect the business or reputation of DB); (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of his or her duties as an employee of DB; (iv) knowingly failing or refusing to carry out specific lawful instructions from DB relating to material matters or duties within the scope of the Participant's responsibilities for DB;
(v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or; (vi) the issue of any order or enforcement action against the Participant or against DB by any regulatory body with authority over the conduct of business by DB which by reason of the Participant's action or omission materially impairs either the financial condition or business reputation of DB or the Participant's ability to perform his or her assigned duties.

"Central Compliance" means a Participant's regional Compliance department.

"Change of Control" means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly):

a) acquires more than 50 percent of the issued share capital of DB and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of DB; or

b) acquires control of the stock, the Board of Directors or a substantial portion of the assets of any division within DB for which the Participant is then performing a substantial portion of

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his or her work.

The Committee will determine, at its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

"Closing Price" means the closing price of DB Shares in the Xetra system as reported on Bloomberg (under "DBK GY"), or the closing price on such other exchange as determined by the Committee from time to time.

"Committee" means the DB Board of Managing Directors or any committee or other entity or person designated by the DB Board of Managing Directors to act as the decisional body under this Plan, or, to the extent that the Committee is determining matters relating to Awards made or to be made to members of the DB Board of Managing Directors, the Supervisory Board of DB or a duly authorised committee of the same.

"Competitor" means any company or individual that provides services substantially similar to, or intended to replace or serve as an alternative to, any or all of the services rendered by DB. A list of Competitors is defined with DB management and Human Resources advisors, and is maintained by the Plan Administrator. The Competitor list is not exhaustive, and may be amended or updated by the Committee from time to time. DB management and/or Human Resources advisors may request that an entity not on the Competitor list be considered a Competitor, if, in the reasonable opinion of the Committee, current and legitimate business interests support this decision. For the avoidance of doubt, if the Committee agrees, such entity will be treated as a Competitor for the purposes of the forfeiture provisions of the Plan. Participants may send a written request to the Plan Administrator to receive a copy of the Competitor list, or view the Competitor list on the Global Compensation intranet site: http://hr.intranet.db.com/gcomp.

"DB", "Deutsche Bank" or "the Bank" means Deutsche Bank AG, including any division, business unit or subsidiary of it where the context permits, and, to the extent provided below, any successor corporation or other company or individual into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

"DB Board of Managing Directors" means the Board of Managing Directors of Deutsche Bank AG (the Vorstand).

"DB Global Partnership Plan", "DBGP Plan" or "Plan" means this plan as described in these Plan Rules.

"DB Shares" means the registered shares of Deutsche Bank AG, as listed and traded on the Frankfurt Exchange, or other authorised exchanges, or any other shares which may replace them from time to time.

"Eligible Employee" has the meaning in Rule 4.1.

"Participant" means any Eligible Employee who has been granted an Award that is still outstanding under the Plan or, where the context permits, his or her personal representatives.

"Partnership Appreciation Right (PAR)" means a right to receive a cash amount determined in accordance with Rule 7.


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"Performance Option" means a stock option awarded under the Plan with a Strike
Price of 120% of the Reference Price.

"Person" means the Participant or in the case of death or Total Disability, means a beneficiary, legal representative or administrator, if applicable.

"Plan Administrator" means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan, as referred to in Rule 3.2.

"Plan Rules" means this document, which sets out the binding terms and conditions of the DB Global Partnership Plan, as amended from time to time pursuant to Rule 13.

"Proof of Certification" means any information deemed necessary by the Plan Administrator to confirm compliance with the terms and provisions of an Award, including, but not limited to, supplying copies of tax returns, employment or payroll related documentation.

"Proprietary Information" means any information conceived, discovered or created during or in consequence of the Participant's employment with DB, which is not generally available (other than as a result of the Participant's action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation.

"Reference Price" means the higher of (i) the average Closing Price of a DB AG registered share on the Xetra system for the 10 trading days immediately prior to the Award Date, and (ii) the Closing Price on the Award Date.

"Restriction Period" means the period of time beginning with the Award Date and ending with the date on which the Award is no longer subject to forfeiture for any reason, and during which period the Participant shall not be entitled to sell, transfer, pledge or otherwise encumber his or her Award.

"Strike Price" means the price that is paid to exercise a Performance Option. The Strike Price of a Performance Option is 120% of the Reference Price, and is shown on the Award Statement.

"Total Disability" means a Participant is (i) prevented by accidental bodily injury or illness from performing the majority of his or her assigned duties; and (ii) so certified by the Committee, at its sole discretion.

"Vest" means, in the context of DBGP Awards, to no longer be subject to the forfeiture provisions contained in these Plan Rules. "Vesting" and "Vested" shall be construed accordingly.

"Vesting Date" means the date or dates set forth in the Award Statement upon which some or all of an Award will Vest.

"Xetra" means the electronic trading system of the Frankfurt Stock Exchange (or any successor system).

2.2 Where the context permits, words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.

2.3 The headings in the Rules are for the sake of convenience only, and should be ignored


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when construing the Rules.

3.   ADMINISTRATION

3.1 POWER OF COMMITTEE: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary. All decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Participants and the Bank.

3.2 ADMINISTRATION BY THE PLAN ADMINISTRATOR: The Plan Administrator shall be responsible for the general operation and administration of the Plan, in accordance with its terms, and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted by the Committee, and shall have all powers necessary to carry out the provisions of the Plan.

4.   ELIGIBILITY

The criteria for eligibility to receive an award under the DB Global Partnership Plan were approved by Deutsche Bank's shareholders at the Ordinary General Meetings of 2001 and 2002.

4.1 ELIGIBLE EMPLOYEES: The following employees of DB ("Eligible Employees") shall be eligible to receive Performance Options and PARs:

(a) members of the DB Board of Managing Directors,

(b) members of the management of DB companies and other employees selected by the Committee who are at Responsibility Levels I and II or with a comparable scope of responsibility, and

(c) other employees whom the Committee determines make an outstanding contribution to the results of DB.

4.2 LIMIT ON ELIGIBLE EMPLOYEES: The limit on the number of employees who shall be eligible to receive Awards under the Plan was approved at the Ordinary General Meetings of 2001 and 2002.

4.3 LEVELS OF ELIGIBILITY: The maximum number of authorised, but unissued DB Shares that may be subscribed on the exercise of Performance Options, was agreed at the Ordinary General Meetings of 2001 and 2002, subject to adjustment under Rule 15. Such DB Shares shall be allocated to Eligible Employees as follows:

(a) a maximum of 10% for members of the DB Board of Managing Directors;

(b) a maximum of 20% for members of the management of related DB companies whether inside or outside Germany;

(c) a maximum of 80% for employees of DB who are not within Rule 4.3 (a) or (b) above and for the avoidance of doubt, any Eligible Employee shall only be entitled to an allocation under one of the above limits. Any Awards made in excess of the limits in this Rule 4.3 will be automatically reduced to the extent necessary to comply with the limits.


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5.   AWARDS

5.1 LEVEL OF AWARDS: Subject to Rule 4 and this Rule 5, the Committee shall be entitled to make Awards, or permit Awards to be made by such other persons as they may determine, to such Eligible Employees and to such extent as it shall determine.

5.2 AWARD VEHICLES: Performance Options may only be awarded in the first six months of a financial year of DB. PARs may only be awarded at the same time and to the same Participants as Performance Options. A Participant shall only be entitled to a maximum of one PAR for every DB Share under his or her corresponding Performance Option.

5.3 AWARD STATEMENT: No payment is required for the grant of an Award. As soon as practicable, after the Award Date the Participant shall be issued an Award Statement in such form as the Committee shall determine.

5.4 COMPLIANCE: The making of any Award and its settlement in accordance with Rule 10 is subject to any approvals or consents required under any applicable laws, regulations or governmental authority, the requirements of any exchange on which DB Shares are traded and any regulations adopted by Central Compliance.

5.5 SURRENDER OF AWARD: A Participant may surrender an Award by advising the Plan Administrator in writing at the address shown at the top of the Award letter no later than 60 days after the Award Date. Any Award surrendered shall be deemed never to have been made.

6.   DB PERFORMANCE OPTIONS

An Award of Performance Options is subject to the following terms, as agreed at the Ordinary General Meetings in 2001 and 2002.

(a) Strike Price: the Strike Price of a Performance Option will be 120% of the Reference Price

(b) Vesting Dates: subject to Rules 8, 9, 13.3 and 14, Performance Options Vest in thirds on each of the second, third and fourth anniversaries of the Award Date. However, if the DB Share Closing Price is at least 130% of the Reference Price for35 consecutive trading days following the Award Date, the entire award of Performance Options will Vest on the first London business day after these 35 consecutive trading days.

(c)Exercise: Any Vested Performance Option can be exercised after the second anniversary of the Award Date. Performance Options may be exercised in whole or in part by giving notice in the manner specified by the Plan Administrator in accordance with Rule 10.1.

(d) Restrictions: Subject to Rule 12, Participants will not be permitted to sell, transfer, pledge or hedge their Performance Options at any time. Vested Performance Options cannot under any circumstances be exercised before the second anniversary of the Award Date, and thereafter cannot be exercised during "black-out periods" or such other periods as identified by the Chief Compliance Officer of DB.

(e) Settlement: Settlement shall take place in accordance with Rule 10.

(f) Expiration: No Performance Option can be exercised in any circumstances after the sixth


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anniversary of the Award Date, at which time any unexercised Performance Options will expire without value.

7.   PARTNERSHIP APPRECIATION RIGHTS (PARS)

An Award of Partnership Appreciation Rights is subject to the following terms:

(a) Vesting Dates: subject to Rules 8, 9, 13.3 and 14, PARs Vest in thirds on each of the second, third and fourth anniversaries of the Award Date. However, if the DB Share Closing Price is at least 130% of the Reference Price for 35 consecutive trading days following the Award Date, the entire award of PARs will Vest on the first London business day after these 35 consecutive trading days.

(b) Exercise: Vested PARs can be exercised after the second anniversary of the Award Date if the Closing Price has reached or exceeded 120% of the Reference Price at any time after the Vesting Date for these PARs. Participants may only exercise PARs if they are exercising an equivalent number of Performance Options with the same Award Date at the same time.

(c) Restrictions: Subject to Rule 12, Participants will not be permitted to sell, transfer, pledge or hedge their PARs at any time. Vested PARs cannot under any circumstances be exercised before the second anniversary of the Award Date, and thereafter cannot be exercised during "black-out periods" or such other periods as identified by the Chief Compliance Officer of DB.

(d) Settlement: Settlement shall take place in accordance with Rule 10.

(e) Expiration: No PARs can be exercised in any circumstances after the sixth anniversary of the Award Date, at which time any unexercised PARs will expire without value.

8.   AUTOMATIC FORFEITURE OF AN AWARD

8.1 GENERAL: A Participant shall automatically forfeit any unvested Award without any claim for compensation if, at any time prior to the Vesting Date for that Award, any of the following events or activities shall occur:

(a) the Participant's employment with DB is terminated for Cause, or the Participant is responsible for any act or omission that breaches the terms of any agreement into which the Participant may have entered concerning the termination of his or her employment with DB, including any settlement or separation agreement or compromise agreement;

(b) the Participant voluntarily gives notice of termination, or voluntarily terminates, his or her employment with DB (including voluntary retirement in accordance with the terms of the pension plan of which the Participant is a member) and joins a Competitor;

(c) the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away, any individual person who is employed or engaged by DB either at Vice President level or above or in a managerial, executive or technical capacity or who is in possession of confidential information belonging to DB and with whom the Participant has had business dealings during the course of his or her employment in the 12 months immediately prior to the termination date;


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(d) the Participant solicits, directly or indirectly, any company or individual who was a customer or client of DB at any time prior to the Vesting Date in order to provide to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by DB;

(e) the Participant directly or indirectly uses, discloses or disseminates to any other company or individual or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant's duties for DB;

(f) the Participant acts in a manner that is prejudicial to DB's reputation;

(g) the Participant fails to establish a valid brokerage or custodial account, if required; or

(h) the Participant fails to provide, if asked, the Proof of Certification required under the Plan Rules.

8.2 INTERPRETATION: For the purposes of Rule 8.1(b) above, a Participant shall be deemed to have "joined" a Competitor if such individual provides services to such Competitor, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, fiduciary, or in any other capacity, whether remunerated or not.

8.3 RIGHTS OF COMMITTEE: The Committee shall have the right to determine, in its discretion, whether or not conduct by a Participant falls within any of the circumstances set forth in Rule 8.1 or 8.2.

9.   EFFECT OF OTHER TERMINATIONS OF EMPLOYMENT

9.1 TOTAL DISABILITY OR DEATH: If, before the Vesting Date, the Participant's employment with DB terminates due to Total Disability or death, the Participant, or his or her duly appointed representative, may, on production of satisfactory evidence, submit a request to the Plan Administrator to Vest any unvested portion of the Participant's Award in full. The Plan Administrator may, in its absolute discretion, decide whether or not to satisfy the request. If no such request is made, or the Plan Administrator determines not to satisfy any request made, the Award will continue to Vest on the schedule provided in the Award Statement. In any event, the Award shall be settled in accordance with the provisions of Rule 10, provided always that the Plan Administrator may, in its absolute discretion, (i) determine to settle an Award by payment in cash or other assets with a value equivalent to the value of such Award and (ii), in the case of death, the Plan Administrator may, in its absolute discretion, make a distribution to such Person, as it, in its absolute discretion, thinks fit having regard to but not being bound by, any wishes expressed by the Participant in writing to the Plan Administrator.

9.2 TERMINATION FOR ANY OTHER REASON: Subject to the discretion of the Committee referred to in this Rule 9.2, if a Participant leaves DB before the Vesting Date for any reason other than Total Disability or death or is under notice of termination as at such date (whether given by the Participant or by DB), any unvested Awards will be subject to forfeiture without any claim for compensation. However, except where Rule 8.1 applies, the Committee may, in its sole discretion, determine that a Participant shall be permitted to retain his or her rights to part or all of any unvested Awards and the terms upon which any remaining Awards shall Vest. Without fettering the discretion of the Committee, an Award will not normally be forfeited


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and will continue to Vest in accordance with the Award Statement unless the
Committee determines otherwise if the Participant leaves DB for one of the following reasons:

(a) mutually agreed termination of employment;

(b) termination without Cause;

(c) redundancy;

(d) retirement at pensionable age with the consent of DB and in accordance with the terms of the pension plan of which the Participant is a member, except where the Participant joins a Competitor.

However, if at any time before the Vesting Date the Participant engages in any of the activities described in Rule 8.1, the Participant's unvested Award shall immediately be forfeited without any claim for compensation.

10.  AWARD SETTLEMENT

10.1 TIME AND MANNER OF SETTLEMENT OF PERFORMANCE OPTIONS:

Subject to Rules 5.5, 10.6 and 10.7, and provided the Participant's Award has not been forfeited, a Vested Award of Performance Options may be exercised in whole or in part after the second anniversary of the Award Date.

If at the time of exercise the DB Share is trading for less than the Strike Price of the Performance Option, a Participant will be allowed to exercise the Performance Option, provided the Participant pays, at the time of exercise, the full Strike Price of the Performance Option. In these circumstances the Performance Option will be settled using DB Shares acquired by the Plan Administrator from DB Group Treasury.

If the DB Share price is at or over the Strike Price, the Performance Option may be exercised as follows:

a) unless the Plan Administrator resolves otherwise, an option exercise where the Participant elects for the DB Shares, under option, to be sold immediately through an outside brokerage firm at market value and for the proceeds to be distributed in cash to the Participant net of the Strike Price, applicable tax withholding and any fees associated with the sale. The cash shall be distributed through the Participant's payroll. The market value of the shares for this purpose is the actual price obtained when the DB Shares are sold, converted using the prevailing foreign exchange rate at the time of payment; or

b) the Participant provides the Plan Administrator with funds equal to the Strike Price, reduced by the value of the related PAR, where applicable, plus applicable tax withholding;

or in such other manner as the Plan Administrator shall approve.

Subject to this Rule 10.1 and Rules 5.5, 10.6 and 10.7, any DB Shares to be issued or delivered otherwise to satisfy a Performance Option will be issued to the Participant's approved account within a reasonable number of business days after the date of effective exercise of the Option. However, the Plan Administrator, at its discretion, may at any time determine that a Participant who exercises a Performance Option need not pay the Strike


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Price, but instead shall receive an amount in DB Shares or other assets or cash equal to the amount by which a Closing Price of the DB Shares on the date of exercise in respect of which his Performance Option is exercised exceeds the Strike Price.

10.2 TIME AND MANNER OF SETTLEMENT OF PARS: Subject to Rules 10.6 and 10.7, and provided the Participant's Award has not been forfeited, in conjunction with the exercise of a Performance Option, the Award shall be settled by applying the value of the PAR against the strike price of the related Performance Option exercised.

10.3 PAYMENT: Any cash payment will be made within a reasonable number of business days following the distribution date, subject to local payroll cycles and procedures. DB will have the right to make and/or report any payment through the Participant's employer, regardless of any adverse tax consequences this may cause to the Participant.

10.4 CUSTODY/BROKERAGE ACCOUNT: The Participant must establish, and identify, an account into which any payment in the form of DB Shares or other securities is to be made following the exercise of any Performance Options. In the event that the Participant or his or her duly appointed representative or beneficiary fails to identify, before any effective exercise or such other date as identified by the Plan Administrator, the account to which any payment in the form of DB Shares or other securities is to be made, the Plan Administrator may in its sole discretion forfeit any and all benefits related to the Award (whether or not the Award has Vested) without any claim for compensation on the part of the Participant and/or his or her duly appointed representative or any beneficiary.

10.5 DEATH OR DISABILITY: If the Participant's employment terminates due to his or her death or Total Disability, the settlement of the Participant's Award will be determined in accordance with this Rule 10.

10.6 TAX AND SOCIAL SECURITY WITHHOLDING: A distribution to a Participant shall be net of any applicable withholding tax requirements. Depending on the individual circumstances, if Participants change locations during an award period, distributions to Participants may become subject to multiple withholding taxes or double taxation. If a distribution is made solely in the form of DB Shares or other assets, the Plan Administrator may withhold a portion of the DB Shares or other assets otherwise distributable to the Participant (or his or her representative or such other person to whom the distribution is made) in an amount sufficient to satisfy such withholding liability, or may sell an appropriate portion of the DB Shares or other assets on behalf of the Participant and withhold sufficient sale proceeds to satisfy such withholding liability. In addition, to the extent that it is specified in the Award Statement and that it is lawful to do so, the Plan Administrator may make an Award on the basis that the Participant becomes legally liable for any or all employer social security relating to that Award. The Participant (or his or her representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule10.6 or otherwise to the appropriate tax authority. DB takes no responsibility as to the taxation consequences of participating in the Plan and a Participant should therefore seek his or her own tax advice on the taxation consequences of participating in the Plan.

10.7 INFORMATION TO BE FURNISHED BY THE PARTICIPANT: Prior to receiving a distribution described in this Rule 10, the Participant (or his or her designated beneficiary, if applicable) must provide details of the account described in Rule 10.4, and such other information deemed by the Plan Administrator to be necessary. The Plan Administrator may withhold distribution of the settlement of the Participant's Award until information deemed sufficient


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by the Plan Administrator is delivered to the Plan Administrator. If the
Participant's employment with DB has terminated prior to the Vesting Date, the Plan Administrator shall also have the right, at any time, to require from the Participant, and the Participant shall have the obligation to deliver to the Plan Administrator, if requested (and no later than 30 days following such a request), completed Proof of Certification. If a Participant fails to deliver to the Plan Administrator, by such date, information sufficient to enable the Plan Administrator to determine the status of such Participant, the Plan Administrator shall have the right to cause such Participant to forfeit the portion of his or her Award which was unvested at the date of termination, without any claim for compensation.

11.  PARTICIPANT CONFIDENTIALITY

The Participant shall maintain his or her participation in the Plan in confidence both within and outside DB, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any person, except the Participant's spouse or partner or his or her legal, tax and/or financial adviser or to the extent legally required to do so, without the prior authorisation of the Plan Administrator. If the Plan Administrator determines that the Participant has failed to comply with this confidentiality obligation prior to the Vesting Date, it may, in its sole discretion, cause the unvested element of a Participant's Award to be forfeited without any claim for compensation.

12.  AWARD RESTRICTIONS

Other than in the event of death of the Participant, a Participant's Award shall not be assignable or transferable by the Participant, or made subject to any obligation or security interest, other than to satisfy any outstanding obligations the Participant has with DB or the Plan Administrator. DB shall have the right to assign its contractual rights and/or obligations under this agreement in full or in part to any other member of the DB Group at its sole discretion without consent of the Participant.

13.  AMENDMENT OR TERMINATION OF THE PLAN

13.1 TERMINATION OF PLAN: The Committee may amend or terminate the Plan at any time at its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

13.2 AMENDMENT OF PLAN: The Committee may, at any time, alter or add to all or any of the provisions of the Plan, in any respect, at its sole discretion, provided that the Committee cannot materially adversely affect a Participant's existing Award without his or her prior written consent.

13.3 TERMINATION OF AWARDS: The Committee may, at its sole discretion, decide at any time to accelerate the Vesting of some or all of a Participant's Award or to replace it with an award of other assets (including cash) or to take such other steps as it decides are appropriate.

14.  CHANGE OF CONTROL

14.1 CHANGE OF CONTROL: Upon a Change of Control of DB or any of its subsidiaries, divisions or business units, the Committee may, at its sole discretion, decide to accelerate the Vesting of either some or all of a Participant's Award or to replace it with an award of other assets as notified to the Participant by the Plan Administrator or to take such other steps as it


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decides are appropriate.

14.2 REDUCED RESPONSIBILITY: If, within 180 days following a Change in Control, Deutsche Bank materially reduces a Participant's responsibilities and the Participant voluntarily terminates his or her employment with Deutsche Bank; or, within 180 days following a Change of Control, if a Participant is terminated for any other reason other than for Cause and Deutsche Bank does not offer the Participant substantially similar responsibility in another position, the Participant will continue to participate in the Plan on the same terms and conditions as a Participant who has been made redundant.

14.3 COMMITTEE'S DISCRETION: The Committee will have the sole discretion to determine whether a Change of Control has occurred or whether an employee's responsibilities have been materially reduced.

15.  CHANGES IN CAPITALIZATION

If any change shall occur in, or affect DB Shares on account of a merger, reorganisation, extraordinary stock dividend, stock split or other change which the Committee reasonably determines justifies an adjustment to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee.

16.  GENERAL

16.1 NO GUARANTEE OF BENEFITS:

(a) The granting of an Award is at the sole discretion of the Committee. The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow employees of DB to participate in any future or other equity compensation Plan, even if an Award has been awarded in one or more previous years.

(b) Nothing in these Plan Rules shall be construed as an obligation or a guarantee by DB, the Committee or the Plan Administrator with respect to the future value of an Award.

(c) Nothing contained in these Plan Rules shall constitute a guarantee by DB that the assets of DB will be sufficient to pay any benefit hereunder. No Participant or other person shall have any right to receive a benefit under the Plan, except in accordance with the terms of these Plan Rules.

(d) An Award shall not (except as may be required by taxation law) form part of the emoluments of an individual or count as wages or remuneration for pension or other purposes.

(e) Any Participant who ceases to be an employee of DB as a result of the termination of his or her employment for any reason whatsoever, whether lawfully or unlawfully, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for breach of contract, or by way of compensation for loss of office or employment or otherwise to any sum, shares or other benefits to compensate him or her for the loss or diminution in value of any actual or prospective rights, benefits or any expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

16.2 NO ENLARGEMENT OF PARTICIPANT RIGHTS: The establishment of the Plan and the making of any Award there under shall not be construed as an employment agreement and shall not


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give any Participant the right to be retained in the employment of DB or to otherwise impede the ability of DB to terminate the Participant's employment. No communications concerning the Award shall be construed as forming part of a Participant's terms and conditions of employment or any employment agreement with DB.

16.3 CORPORATE SUCCESSORS: The Plan shall not be automatically terminated by a transfer or sale of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Rule 13 and the Participant or any person shall have no further claim for compensation arising out of any such termination of the Plan.

16.4 SEVERABILITY: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

16.5 LIMITATIONS ON LIABILITY: Notwithstanding anything to the contrary in these Rules, neither DB, the Plan Administrator, nor any individual acting as an employee, agent or officer of DB or the Plan Administrator, shall be liable to any Participant, former employee or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

16.6 CLAIMS BY PARTICIPANTS: Any claim or action of any kind by a Participant or beneficiary with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant's Award was made or would have been made had such Award not been forfeited pursuant to these Rules, unless a different time restriction is imposed by law by the jurisdiction in which the Participant is employed or was resident at the Vesting Date.

16.7 NO TRUST OR FUND CREATED: Neither the Plan, nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between DB and the Participants or any other person. To the extent that any person acquired a right to receive payments from DB pursuant to any Award under the Plan, such right shall be no greater than the right of any unsecured general creditor of DB.

17.  ENTIRE UNDERSTANDING

These Plan Rules, together with the Award Statement, set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any prior agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

18.  NOTICES

All notices or other communications with respect to these Plan Rules shall be in writing and shall be deemed to have been given or served if delivered in person or by facsimile transmission, or registered mail (return receipt requested, postage prepaid) to the parties at the


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

following address (or at such other address for a party as shall be specified by like notice):

Plan Administrator Global Compensation 5-85 LW c/o DB Group Services (UK) Limited 1 Great Winchester Street London EC2N 2DB, United Kingdom

19.  APPLICABLE LAW AND ARBITRATION

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

20.  EFFECTIVE DATE OF THE PLAN

The Plan became effective on the date of the approval of the shareholders - May 17, 2001.

The effective date of this document is 01 February 2003. As of this date, these Plan Rules apply to all awards granted under this Plan, and supersede and replace any Plan Rules previously provided, until Plan Rules issued with a later effective date will supersede and replace these Plan Rules.


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